Exhibit 99.1
Morgan Stanley First Quarter 2020 Earnings Results

Morgan Stanley Reports Net Revenues of $9.5 Billion and EPS of $1.01

NEW YORK, April 16, 2020 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.5 billion for the first quarter ended March 31, 2020 compared with $10.3 billion a year ago.  Net income applicable to Morgan Stanley was $1.7 billion, or $1.01 per diluted share,1 compared with net income of $2.4 billion, or $1.39 per diluted share,1 for the same period a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “Over the past two months, we have witnessed more market volatility, uncertainty and anxiety as a result of the devastating COVID-19 than at any time since the financial crisis.  While it’s too early to predict how this will unfold, Morgan Stanley navigated the quarter well given the conditions, and our results bear testament to the strength of our balanced business model. Our investments in technology and infrastructure enabled us to continue to serve our clients around the globe with more than 90% of our employees working from home. I am proud of the dedication and professionalism of our employees in the face of these obstacles.”

Financial Summary[2],3 ($ millions, except per share data)
Firm	1Q 2020	1Q 2019

Net revenues	$9,487	$10,286
Compensation expense	$4,283	$4,651
Non-compensation expenses	$3,058	$2,680
Pre-tax income[5]	$2,146	$2,955
Net income app. to MS	$1,698	$2,429
Expense efficiency ratio[6]	77%	71%
Earnings per diluted share	$1.01	$1.39
Book value per share[7]	$49.09	$42.83
Tangible book value per share[8]	$43.28	$37.62
Return on equity[9]	8.5%	13.1%
Return on tangible equity[9]	9.7%	14.9%
Institutional Securities
Net revenues	$4,905	$5,196
Investment Banking	$1,144	$1,151
Sales & Trading	$4,865	$3,742
Wealth Management
Net revenues	$4,037	$4,389
Fee-based client assets ($ billions)[10]	$1,134	$1,116
Fee-based asset flows ($ billions)[11]	$18.4	$14.8
Loans ($ billions)	$82.5	$71.5
Investment Management
Net revenues	$692	$804
AUM ($ billions)[12]	$584	$480
Long-term net flows ($ billions)[13]	$6.7	$(0.4)

Highlights

●	The Firm’s results demonstrated the stability of our franchise.

●	Our balance sheet, capital and liquidity remain strong and the Firm is well positioned to facilitate client activity in these uncertain markets.

●	With the COVID-19 pandemic, the Firm is focused on the health and financial wellness of our employees, clients, shareholders and the local communities in which we operate.

●	We voluntarily ceased our share repurchase program in the first quarter to better support clients with lending and other services during this global pandemic.

●	Non-compensation expenses were elevated due to higher volume-related expenses and the increase in the allowance for credit losses for lending commitments.

●
Institutional Securities net revenues reflect strong performance in Sales and Trading, up 30% on higher client volumes and volatility; overall results were impacted by the deterioration of credit in the global markets.

●
Wealth Management delivered a pre-tax margin of 26.1%[4] despite market headwinds, reflecting strong underlying business fundamentals. Bank lending increased 15% and deposits were up $55 billion from a year ago.

●	Investment Management reported strong management fees on higher AUM and continued positive long-term net flows. Results reflect lower investment revenues driven by the decline in global asset prices.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $4.9 billion compared with $5.2 billion a year ago. Pre-tax income was $1.0 billion compared with $1.6 billion a year ago.5

Investment Banking revenues down 1% from a year ago:

●	Advisory revenues decreased from a year ago driven by lower completed M&A activity on a decline in volumes, particularly in large transactions.

●
Equity underwriting revenues were in line with a subdued prior year quarter. The current year period reflects a steep decline in global equity volumes in the second half of the quarter, with the prior year impacted by lower IPO volumes.

●
Fixed income underwriting revenues increased from a year ago on higher investment grade bonds and non-investment grade loan issuances as clients accessed the market to benefit from the lower rate environment and to raise additional liquidity in March.

Sales and Trading net revenues up 30% from a year ago:

●	Equity sales and trading net revenues increased from a year ago reflecting strong performance across businesses, particularly in the Americas and Asia, driven by higher client volumes.

●
Fixed Income sales and trading net revenues increased 29% from a year ago reflecting strong performance across rates, foreign exchange and commodities, on strong client engagement and volatility in the markets. The increase was partially offset by declines in credit products, notably in securitized products and municipal securities, which were negatively impacted by market dislocation.

●
Other sales and trading net revenues increased from a year ago driven by gains on economic hedges associated with corporate lending activity, partially offset by losses on investments associated with employee deferred cash-based compensation plans.

($ millions)	1Q 2020	1Q 2019
Net Revenues	$4,905	$5,196

Investment Banking	$1,144	$1,151
Advisory	$362	$406
Equity underwriting	$336	$339
Fixed income underwriting	$446	$406

Sales and Trading	$4,865	$3,742
Equity	$2,422	$2,015
Fixed Income	$2,203	$1,710
Other	$240	$17

Investments and Other	$(1,104)	$303
Investments	$(25)	$81
Other	$(1,079)	$222

Total Expenses	$3,955	$3,601
Compensation	$1,814	$1,819
Non-compensation	$2,141	$1,782

Investments and Other:

●	Investments revenues decreased from a year ago primarily driven by a markdown on an energy-related investment. The prior year quarter included revenues related to a fund distribution.

●
Other revenues decreased from a year ago reflecting mark-to-market losses on corporate loans held for sale due to the widening of credit spreads and an increase in the allowance for credit losses for loans held for investment, as a result of the credit deterioration that began in March.

Total Expenses:

●	Compensation expenses were essentially unchanged from a year ago.

●	Non-compensation expenses increased from a year ago on higher volume-related expenses and an increase in the allowance for credit losses for unfunded lending commitments.

Wealth Management

Wealth Management reported net revenues for the current quarter of $4.0 billion compared with $4.4 billion from a year ago.  Pre-tax income of $1.1 billion5 in the current quarter resulted in a pre-tax margin of 26.1%.4

Net revenues decreased 8% from a year ago:

●	Asset management revenues increased from a year ago reflecting higher asset levels and strong fee-based asset flows.

●
Transactional revenues[14] decreased significantly from a year ago principally driven by mark-to-market losses on investments associated with employee deferred cash-based compensation plans, reflecting the market decline in March.  This decrease was partially offset by a notable increase compared with a year ago in commissions driven by higher client activity and volumes in a volatile market environment.

●
Net interest income decreased 21% compared with a year ago primarily driven by lower interest rates and an increase in mortgage securities prepayment amortization expense. Wealth Management client liabilities[15] were $92 billion at quarter end compared with $82 billion a year ago.

($ millions)	1Q 2020	1Q 2019
Net Revenues	$4,037	$4,389
Asset management	$2,680	$2,361
Transactional[14]	$399	$817
Net interest	$896	$1,130
Other	$62	$81

Total Expenses	$2,982	$3,201
Compensation	$2,212	$2,462
Non-compensation	$770	$739

Total Expenses:

●
Compensation expense decreased from a year ago primarily driven by the significant decrease in the fair value of deferred cash-based compensation plan referenced investments, partially offset by increases in compensable revenues.

●	Non-compensation expenses increased from a year ago primarily driven by the inclusion of Solium Capital Inc. in the current quarter.

Investment Management

Investment Management reported net revenues of $692 million compared with $804 million a year ago.  Pre-tax income was $143 million compared with $174 million a year ago.5

Net revenues decreased 14% from a year ago:

●	Asset management revenues increased from a year ago driven by higher levels of AUM.

●
Investments revenues reflect a significant decrease from the reversal of accrued carried interest and markdowns on investments due to the decline in global asset prices. The decrease was partially offset by accrued carried interest associated with mark-to-market gains on an underlying investment, subject to sales restrictions, within an Asia private equity fund.

Total Expenses:

●	Compensation expense decreased from a year ago principally due to a decrease in carried interest.

●	Non-compensation expenses increased from a year ago driven by higher brokerage and clearing costs.

($ millions)	1Q 2020	1Q 2019

Net Revenues	$692	$804
Asset management	$665	$617
Investments	$63	$191
Other	$(36)	$(4)

Total Expenses	$549	$630
Compensation	$257	$370
Non-compensation	$292	$260

Other Matters

●	Prior to voluntarily ceasing its program, the Firm repurchased $1.3 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

●	The Board of Directors declared a $0.35 quarterly dividend per share, payable on May 15, 2020 to common shareholders of record on April 30, 2020.

●
The effective tax rate for the quarter was 17.1%, which reflected a recurring-type of discrete tax benefit of $99 million associated with employee share-based payments.[20] The current quarter also included intermittent net discrete tax benefits of $31 million associated with the remeasurement of prior years’ tax liability.

●	At March 31, 2020 the Firm’s risk-based capital ratios are based on the Advanced Approach, while at March 31, 2019, they were based on the Standardized Approach.

	1Q 2020	1Q 2019
Capital[16]
Common Equity Tier 1 capital[17]	15.3%	16.7%
Tier 1 capital[17]	17.4%	19.0%
Tier 1 leverage[18]	8.1%	8.4%
Supplementary leverage ratio[19]	6.2%	6.5%
Common Stock Repurchases
Repurchases ($ millions)	$1,347	$1,180
Number of Shares (millions)	29	28
Average Price	$46.01	$42.19
Period End Shares (millions)	1,576	1,686
Tax Rate	17.1%	16.5%

Coronavirus Disease (COVID-19) Pandemic

The coronavirus disease (“COVID-19”) pandemic and related government-imposed shelter-in-place restrictions have had, and will continue to have, severe impact on global economic conditions and the environment in which we operate our businesses.

Firm Operational Status and Actions

●
In responding to this unprecedented situation, we have taken measures to prioritize the health of our employees and their families, and to be prepared operationally to serve our clients, leveraging our business continuity planning and historical investments in technology.

●
More than 90% of our employees are currently working from home, and to date, we have not experienced any significant loss of operational capability, as we implemented our pandemic-related responses. We believe we are prepared to continue to operate with the vast majority of our workforce working remotely for as long as health guidelines and prudence require, with limited impact to our operational capabilities.

●
The coronavirus disease has impacted many people’s health around the world, including many of our employees.  Our Chairman and CEO was diagnosed with the coronavirus in March, but has fully recovered.  The rest of the Firm’s Operating Committee and Board of Directors remain healthy and are sheltering in place.

●
With the COVID-19 impacts on individuals, communities and organizations continuing to evolve, governments around the world have reacted to the health crisis caused by the pandemic, and central banks have taken steps to proactively address market disruptions by cutting interest rates and providing liquidity sources and other stimulus programs.  We are working with the Federal Reserve, U.S. Treasury and other global governmental agencies, our clients and within our communities to participate in or facilitate the numerous programs aimed at keeping markets functioning and supporting those affected by the economic downturn.

●
We also have taken several direct steps to provide assistance. Our balance sheet has increased as we support market and client activity; take in increased deposits from our Wealth Management clients; extend credit to our institutional clients and retail clients to provide them with additional liquidity; and provide financing to support COVID-19 impacted clients across multiple sectors.

Financial Status and Outlook

●
The Firm’s financial condition is healthy and our capital and liquidity remain strong. In March 2020, we have seen deposit inflows of $38 billion as customers have sought relative safety away from volatile markets and the Firm raised more than $5 billion in new long-term debt supplementing our liquidity position.

●
As mentioned in our discussion of our quarterly results, towards the end of the first quarter of 2020, we observed the impact of the pandemic on each of our businesses. The decline of asset prices, reduction in interest rates, widening of credit spreads, lending and counterparty credit deterioration, market volatility and reduced investment banking activity had the most immediate negative impacts on our first quarter performance. We experienced significant decreases in the valuation of loans and commitments, investments and certain classes of trading assets, an increase in the allowance for credit losses, and reduced net interest income and investment banking fees. The credit deterioration within Institutional Securities was notable, with mark-to-market losses, net of economic hedges of $610 million on loans held for sale and a provision of $388 million for credit losses on loans and unfunded lending commitments held for investment. At the same time, high levels of client trading activity related to market volatility significantly increased revenues for global macro products, Commodities and the transactional businesses in Wealth Management.

●
Though we are unable to estimate the extent of the impact, an extended period of depressed economic activity necessitated to combating the disease, and the severity and duration of the related global economic crisis, will adversely impact our future operating results, and the attainment of our financial targets, with the continuance of many of the same negative impacts and without the potential benefit of higher client trading activity experienced in the first quarter.  See “Risk Factor— Our results from operations have been, and will likely continue to be, adversely affected by the COVID-19 pandemic” included in the Firm’s current report on Form 8-K dated April 16, 2020.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, including the attainment of certain financial and other targets, objectives and goals of the Firm, as well as statements about the consummation of the proposed transaction and the anticipated benefits thereof.  All such forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the acquisition, including the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period, (ii) the ability of the Firm and E*TRADE to integrate the business successfully and to achieve anticipated synergies, risks and costs, (iii) potential litigation relating to the proposed transaction that could be instituted against the Firm, E*TRADE or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm the Firm’s and E*TRADE’s business, including current plans and operations, (v) the ability of the Firm or E*TRADE to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the acquisition, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the acquisition that could affect Morgan Stanley’s and/or E*TRADE’s financial performance, (x) certain restrictions during the pendency of the acquisition that may impact the Firm’s or E*TRADE’s ability to pursue certain business opportunities or strategic transactions, (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors, (xii) dilution caused by the Firm’s issuance of additional shares of its common stock in connection with the proposed transaction, (xiii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (xiv) those risks described in Item 1A of the Firm’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K, (xv) those risks described in Item 1A of E*TRADE’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K and (xvi) those risks that will be described in the proxy statement/prospectus on Form S-4 available from the sources indicated above. These risks, as well as other risks associated with the proposed acquisition, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed acquisition. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Firm’s or E*TRADE’s consolidated financial condition, results of operations, credit rating or liquidity. Neither the Firm nor E*TRADE assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

1 Includes preferred dividends related to the calculation of earnings per share of $108 million and $93 million for the first quarter of 2020 and 2019, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, investors, analysts and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 Pre-tax margin represents income (loss) before taxes divided by net revenues.

5 Pre-tax income represents income (loss) before taxes.

6 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.

7 Book value per common share represents common equity divided by period end common shares outstanding.

8 Tangible book value per common share is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy. The calculation of tangible book value per common share represents tangible common equity divided by period end common shares outstanding.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.
9 The return on average tangible common equity and tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy. The calculation of return on average common equity and return on average tangible common equity represents annualized earnings applicable to Morgan Stanley common shareholders as a percentage of average common equity and average tangible common equity, respectively. Tangible common equity represents common equity less goodwill and intangible assets net of allowable servicing rights deduction.
10 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

11 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

12 AUM is defined as assets under management.

13 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues.

15 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker-dealer margin activity.  U.S. Bank refers to the Firm’s U.S. Bank operating subsidiaries Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association.

16 Capital ratios are estimates as of the press release date, April 16, 2020.

17 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At March 31, 2020 the Firm’s ratios are based on the Advanced Approach, while at March 31, 2019, they were based on the Standardized Approach.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2019 Form 10-K.

18 The Tier 1 leverage ratio is a non-risk based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

19 The Firm must maintain a Tier 1 supplementary leverage ratio of 5% inclusive of a capital buffer of at least 2% in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a Tier 1 capital numerator of approximately $74.0 billion and $71.9 billion, and supplementary leverage exposure denominator of approximately $1.19 trillion and $1.10 trillion, for the first quarter of 2020 and 2019, respectively.

20 The income tax consequences related to employee share-based payments are recognized in Provision for income taxes in the consolidated income statement, and may be either a benefit or a provision. Conversion of employee share-based awards to Firm shares will primarily occur in the first quarter of each year. The impact of recognizing excess tax benefits upon conversion of awards in the first quarter of 2020 was a benefit of $99 million to Provision for income taxes. We consider these employee share-based award related provisions or benefits to be recurring-type (“Recurring”) discrete tax items, as we anticipate conversion activity each year. Accordingly, these Recurring discrete tax provisions or benefits are excluded from the intermittent net discrete tax provisions or benefits disclosures.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Revenues:
Investment banking	$1,271	$1,696	$1,242	(25%)	2%
Trading	3,056	2,314	3,441	32%	(11%)
Investments	38	739	273	(95%)	(86%)
Commissions and fees	1,360	984	966	38%	41%
Asset management	3,417	3,451	3,049	(1%)	12%
Other	(1,011)	240	301	*	*
Total non-interest revenues	8,131	9,424	9,272	(14%)	(12%)

Interest income	3,503	3,952	4,290	(11%)	(18%)
Interest expense	2,147	2,519	3,276	(15%)	(34%)
Net interest	1,356	1,433	1,014	(5%)	34%
Net revenues	9,487	10,857	10,286	(13%)	(8%)

Non-interest expenses:
Compensation and benefits	4,283	5,228	4,651	(18%)	(8%)

Non-compensation expenses:
Brokerage, clearing and exchange fees	740	633	593	17%	25%
Information processing and communications	563	567	532	(1%)	6%
Professional services	449	555	514	(19%)	(13%)
Occupancy and equipment	365	375	347	(3%)	5%
Marketing and business development	132	200	141	(34%)	(6%)
Other	809	566	553	43%	46%
Total non-compensation expenses	3,058	2,896	2,680	6%	14%

Total non-interest expenses	7,341	8,124	7,331	(10%)	--

Income before provision for income taxes	2,146	2,733	2,955	(21%)	(27%)
Provision for income taxes	366	428	487	(14%)	(25%)
Net income (loss)	$1,780	$2,305	$2,468	(23%)	(28%)
Net income applicable to nonredeemable noncontrolling interests	82	66	39	24%	110%
Net income (loss) applicable to Morgan Stanley	1,698	2,239	2,429	(24%)	(30%)
Preferred stock dividend	108	154	93	(30%)	16%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,590	$2,085	$2,336	(24%)	(32%)

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019

Financial Metrics:

Earnings per basic share	$1.02	$1.33	$1.41	(23%)	(28%)
Earnings per diluted share	$1.01	$1.30	$1.39	(22%)	(27%)

Return on average common equity	8.5%	11.3%	13.1%
Return on average tangible common equity	9.7%	13.0%	14.9%

Book value per common share	$49.09	$45.82	$42.83
Tangible book value per common share	$43.28	$40.01	$37.62

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$0.99	$1.20	$1.33	(18%)	(26%)
Adjusted return on average common equity	8.3%	10.5%	12.5%
Adjusted return on average tangible common equity	9.5%	12.0%	14.2%

Financial Ratios:

Pre-tax profit margin	23%	25%	29%
Compensation and benefits as a % of net revenues	45%	48%	45%
Non-compensation expenses as a % of net revenues	32%	27%	26%
Firm expense efficiency ratio	77%	75%	71%
Effective tax rate	17.1%	15.7%	16.5%

Statistical Data:

Period end common shares outstanding (millions)	1,576	1,594	1,686	(1%)	(7%)
Average common shares outstanding (millions)
Basic	1,555	1,573	1,658	(1%)	(6%)
Diluted	1,573	1,602	1,677	(2%)	(6%)

Worldwide employees	60,670	60,431	60,469	--	--

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.